Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Nine Month Results
Richmond, VA February 8, 2023 / PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “We are extremely pleased with our results driven by strong tobacco shipments in the nine months and quarter ended December 31, 2022, compared to the same periods in fiscal year 2022. Tobacco shipments are generally moving smoothly, and we are not seeing the logistical constraints that we saw in the prior fiscal year. Our Ingredients Operations segment also continued to positively contribute to and diversify our results in the nine months and quarter ended December 31, 2022.

“There continues to be significant demand for leaf tobacco with all types of leaf tobacco currently in an undersupply position. Short burley tobacco crops in Africa, largely due to weather conditions, have contributed to the lower leaf tobacco supply. As of December 31, 2022, our uncommitted inventory levels stood at less than 7% of our tobacco inventory, an exceptionally low level. Although it is still early, we are forecasting larger crops in several key tobacco origins in fiscal year 2024.

“In our Ingredients Operations segment, we recently have been experiencing some softening of demand for some of our ingredients products which we believe is temporary and largely due to customers adjusting their inventory levels. Some of our ingredients customers have been carrying higher inventory levels because of supply chain uncertainties. Increased costs, particularly selling, general, and administrative expenses, including costs related to the expansion of sales and product development resources and deferred compensation costs from acquisitions, reduced our results for our Ingredients Operations segment in the quarter and nine months ended December 31, 2022.

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Universal Corporation

“We remain excited about the long-term outlook for our ingredients businesses and continue to make significant capital investments to enhance and increase the capabilities of our plant-based ingredients platform. We are ahead of achieving some of the earlier identified operational synergies across the platform and making considerable progress on our vision for the segment. As announced on February 1, 2023, we have appointed a new director with extensive experience in the ingredients and value-added supplier space to our corporate Board of Directors to assist us as we continue to promote and expand this business.

“We successfully refinanced and expanded our bank credit facility in the quarter ended December 31, 2022, positioning us to meet our future financial needs. In line with our previous expectations, we also reduced our outstanding borrowings considerably in the three months ended December 31, 2022, as we moved beyond our peak working capital requirements for fiscal year 2023.

“Our fiscal year 2022 Sustainability Report was published in December 2022 and is available on our website, www.universalcorp.com. Sustainability is an essential pillar of our business at Universal. We are committed to disclosing our operational activities as well as our sustainability performance in a consistent and transparent manner. We are excited about our sustainability achievements and the new and updated information and disclosures contained in our 2022 Sustainability Report.”

FINANCIAL HIGHLIGHTS
	Nine Months Ended December 31,		Change
(in millions of dollars, except per share data)	2022	2021	$	%

Consolidated Results
Sales and other operating revenue	$1,875.8	$1,456.6	$419.2	29%
Cost of goods sold	$1,540.4	$1,170.0	$370.4	32%
Gross Profit Margin	17.9%	19.7%		-180 bps
Selling, general and administrative expenses	$206.8	$175.5	$31.3	18%
Restructuring and impairment costs	$—	$10.5	$(10.5)	(100)%
Operating income (as reported)	$128.7	$103.2	$25.5	25%
Adjusted operating income (non-GAAP)*	$128.7	$116.5	$12.2	10%
Diluted earnings per share (as reported)	$2.82	$2.44	$0.38	16%
Adjusted diluted earnings per share (non-GAAP)*	$2.80	$2.76	$0.04	1%
Segment Results
Tobacco operations sales and other operating revenues	$1,642.7	$1,268.6	$374.1	29%
Tobacco operations operating income	$119.0	$105.6	$13.4	13%
Ingredients operations sales and other operating revenues	$233.2	$188.0	$45.1	24%
Ingredient operations operating income	$9.9	$10.6	$(0.7)	(7)%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net income for the nine months ended December 31, 2022, was $70.3 million, or $2.82 per diluted share, compared with $60.8 million, or $2.44 per diluted share, for the nine months ended December 31, 2021. Excluding certain non-recurring items detailed in Other Items below, net income and diluted earnings per share increased by $1.1 million and $0.04, respectively, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021. Operating income of $128.7 million for the nine months ended December 31, 2022, increased by $25.5 million, compared to operating income of $103.2 million for the nine months ended December 31, 2021. Adjusted operating income, detailed in
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Universal Corporation

Other Items below, of $128.7 million increased by $12.2 million for the nine months ended December 31, 2022, compared to adjusted operating income of $116.5 million for the nine months ended December 31, 2021.

Net income for the quarter ended December 31, 2022, was $41.7 million, or $1.67 per diluted share, compared with $34.9 million, or $1.40 per diluted share, for the quarter ended December 31, 2021. Excluding certain non-recurring items detailed in Other Items below, net income and diluted earnings per share decreased by $3.1 million and $0.13, respectively, for the quarter ended December 31, 2022, compared to the quarter ended December 31, 2021. Operating income of $77.5 million for the quarter ended December 31, 2022, increased by $14.8 million, compared to operating income of $62.8 million for the quarter ended December 31, 2021. Adjusted operating income, detailed in Other Items below, of $77.5 million increased by $2.7 million for the third quarter of fiscal year 2023, compared to adjusted operating income of $74.9 million for the third quarter of fiscal year 2022.

Consolidated revenues increased by $419.2 million to $1.9 billion for the nine months ended December 31, 2022, compared to the same period in fiscal year 2022, on higher tobacco sales volumes and prices as well as the addition of the business acquired in October 2021 in the Ingredients Operations segment. For the quarter ended December 31, 2022, consolidated revenues were $795.0 million, an increase of $142.4 million compared to $652.6 million for the quarter ended December 31, 2021, on higher tobacco sales volumes and prices.

TOBACCO OPERATIONS

Operating income for the Tobacco Operations segment increased by $13.4 million to $119.0 million and by $7.3 million to $77.1 million, respectively, for the nine months and quarter ended December 31, 2022, compared to the same periods in fiscal year 2022. Tobacco Operations segment results improved primarily due to large shipments of both carryover and current crop tobacco, in the nine months and quarter ended December 31, 2022, compared to the nine months and quarter ended December 31, 2021. While sales volumes were higher for the Tobacco Operations segment in the nine months and quarter ended December 31, 2022, compared to the same periods in the prior fiscal year, gross profit and operating margins were lower due to sales mix and sales of tobaccos that were written down in prior quarters. Tobacco shipments from Brazil of both carryover and current crops were up significantly in the nine months and quarter ended December 31, 2022, compared to the nine months and quarter ended December 31, 2021. In Africa, despite some lower burley tobacco crop sizes, tobacco sales volumes were up due to earlier shipment timing in the nine months and quarter ended December 31, 2022, compared to the same periods in fiscal year 2022. Results for our oriental tobacco joint venture were down in the nine months and quarter ended December 31, 2022, compared to the same periods in the prior fiscal year, on lower sales volumes and unfavorable foreign currency comparisons. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to unfavorable foreign currency comparisons, higher provisions to suppliers, and higher compensation costs. For the quarter ended December 31, 2022, selling, general, and administrative expenses for the Tobacco Operations segment were higher compared to the quarter ended December 31, 2021, largely due to higher compensation costs and larger provisions to suppliers, in part due to lower crop yields, partially offset by favorable foreign exchange comparisons. Revenues for the Tobacco Operations segment of $1.6 billion for the nine months and $724.6 million for the quarter ended December 31, 2022, were up $374.1 million and $146.6 million, respectively, compared to the same periods in the prior fiscal year, on higher sales volumes and prices.

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Universal Corporation

INGREDIENTS OPERATIONS

Operating income for the Ingredients Operations segment was $9.9 million for the nine months ended December 31, 2022, compared to $10.6 million for the nine months ended December 31, 2021. Results for the Ingredients Operations segment were down in the nine months ended December 31, 2022, compared to the same period in the prior fiscal year, as increased sales and better margins as well as the inclusion of the October 2021 purchase of Shank’s Extracts, LLC (“Shank’s”) were offset by increased costs, mainly higher selling, general, and administrative expenses. Operating income for the Ingredients Operations segment was $0.8 million for the quarter ended December 31, 2022, compared to $3.5 million for the quarter ended December 31, 2021, on lower sales, particularly lower sales of extracts, and higher costs. Selling, general, and administrative expenses for the segment increased in the nine months and quarter ended December 31, 2022, compared to the same periods in the prior fiscal year, largely on higher compensation costs, including final deferred compensation costs from acquisitions, as well as costs related to the expansion of sales and product development capabilities of our plant-based ingredients platform. Selling, general, and administrative expenses for the segment also increased in the nine months ended December 31, 2022, compared to the same period in the prior fiscal year, on the addition of Shank’s. Revenues for the Ingredients Operations segment increased by $45.1 million to $233.2 million for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, largely on the addition of the revenues for the acquired business as well as higher sales volumes and prices for the existing businesses. For the quarter ended December 31, 2022, revenues for the Ingredients Operations segment decreased by $4.2 million to $70.5 million, compared to the quarter ended December 31, 2021, on lower sales volumes.

OTHER ITEMS

Cost of goods sold in the nine months and quarter ended December 31, 2022, increased by 32% and 25% to $1.5 billion and $649.5 million, respectively, compared to the same periods in the prior fiscal year, as a result of higher raw material costs. The percentage increases in cost of goods sold were higher than comparable percentage increases in revenues in the same periods primarily due to some lower margin sales in the Tobacco Operations segment. Selling, general, and administrative costs for the nine months ended December 31, 2022, increased by $31.3 million to $206.8 million compared to the same period in the prior fiscal year, on higher compensation costs, additional costs from the acquisition of Shank’s in the Ingredients Operations segment as well as unfavorable foreign currency comparisons. Selling, general, and administrative costs for the quarter ended December 31, 2022, increased by $7.7 million to $68.0 million compared to the same period in the prior fiscal year, on higher compensation costs, including final deferred compensation costs from acquisitions, and higher provisions to suppliers partially offset by favorable foreign currency comparisons. Unfavorable foreign currency comparisons were approximately $3.8 million in the nine months ended December 31, 2022, and favorable foreign currency comparisons were approximately $4.5 million in the quarter ended December 31, 2022, compared to the same periods in the prior year. Interest expense for the nine months and quarter ended December 31, 2022, increased by $12.5 million to $33.3 million and by $6.8 million to $14.3 million, respectively, largely on higher debt balances and interest rates.

For the nine months and quarter ended December 31, 2022, our effective tax rate on pre-tax income was 23.2% and 19.3%, respectively. In the nine months ended December 31, 2022, we sold our idled Tanzania operations and recognized $1.1 million of income taxes. Without this item, the consolidated effective income tax rate for the nine months ended December 31, 2022, would have been approximately 22.0%. Additionally, the sale of our idled Tanzania operations resulted in a $1.8 million reduction to consolidated interest expense related to an uncertain tax position.
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Universal Corporation

For the nine months and quarter ended December 31, 2021, our effective tax rate on pre-tax income was 21.0% and 23.4% respectively. In the nine months ended December 31, 2021, the Company recognized a $1.7 million income tax benefit related to a final tax ruling at a foreign subsidiary and a $1.2 million benefit in the third fiscal quarter of 2022 due to finalizing the prior year U.S. tax return. Without these income tax benefits, the adjusted effective tax rate for the nine months and quarter ended December 31, 2021, would have been 24.3% and 25.5%, respectively.

On December 15, 2022, we entered into a new bank credit agreement that replaced our existing bank credit agreement dated December 20, 2018. The terms of the new agreement are substantially similar to the terms of the prior agreement. The new agreement established a five-year committed revolving credit facility of $530 million, a funded $275 million five-year term loan, and a funded $345 million seven-year term loan. The new revolving credit facility replaced a $430 million revolving credit facility that would have matured in December 2023 and a $225 million five-year term loan and a $295 million seven-year term loan that would have matured in December 2023 and December 2025, respectively. The financial covenants under the new revolving credit facility are substantially similar to those of the previous facility and require us to maintain certain levels of tangible net worth and leverage. Under applicable accounting guidance, a significant portion of the replacement of the term loans was accounted for as a debt modification rather than a debt extinguishment.

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Universal Corporation

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands)	2022	2021	2022	2021
As Reported: Consolidated operating income	$77,526	$62,773	$128,678	$103,191
Purchase accounting adjustment (1)	—	3,057	—	3,057
Transaction costs for acquisitions(2)	—	597	—	2,310
Restructuring and impairment costs(3)	—	8,433	—	10,457
Fair value adjustment to contingent consideration for FruitSmart acquisition(4)	—	—	—	(2,532)
Adjusted operating income	$77,526	$74,860	$128,678	$116,483

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
As Reported: Net income available to Universal Corporation	$41,660	$34,940	$70,345	$60,807
Purchase accounting adjustment (1)	—	2,415	—	2,415
Transaction costs for acquisitions(2)	—	482	—	2,195
Restructuring and impairment costs(3)	—	6,874	—	7,879
Fair value adjustment to contingent consideration for FruitSmart acquisition(4)	—	—	—	(2,532)
Interest income and income tax benefit on a final tax ruling at a foreign subsidiary	—	—	—	(2,156)
Interest expense reversal on uncertain tax position and income tax from sale of operations in Tanzania	—	—	(684)	—
Adjusted net income available to Universal Corporation	$41,660	$44,711	$69,661	$68,608

As reported: Diluted earnings per share	$1.67	$1.40	$2.82	$2.44
As adjusted: Diluted earnings per share	$1.67	$1.80	$2.80	$2.76
(1)The Company recognized an increase in cost of goods sold in the third quarter of fiscal year 2022, relating to the expensing of a fair value adjustment to inventory associated with the acquisition accounting for Shank's (effective October 4, 2021).
(2)The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisition of Shank's.
(3) Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share.
(4)The Company reversed the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.

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Universal Corporation

COVID-19 PANDEMIC IMPACT

We continue to monitor global developments related to the coronavirus (“COVID-19” or “COVID”) pandemic and have taken and continue to take steps intended to mitigate the potential risks and impacts to us. Mitigating risks from COVID to our employees and our business is critically important. We have assessed and regularly update our existing health and safety protocols, business continuity plans, and related policies and practices, and we continue to work with our suppliers to mitigate the impacts to our supply chain due to the pandemic. To date, we have not experienced a material impact to our supply chain, although we previously experienced delays resulting from COVID in certain operations, we experienced increased volatility in foreign currency exchange rates which we believe in part related to COVID uncertainties and actions taken by governments and central banks, and we experienced and continue to monitor for logistical constraints around worldwide vessel and container availability and increased costs stemming from the COVID pandemic. We remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners.

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic and new subvariants; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; our reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services including increased transportation costs and delays attributed to global supply chain challenges; timing of shipments to customers; higher inflation rates; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from the conflict in Ukraine; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2022. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on February 8, 2023, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 8, 2023. A taped replay of the call will be available through February 21, 2023, by dialing (866) 813-9403. The confirmation number to access the replay is 778598.
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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$795,039	$652,644	$1,875,845	$1,456,628
Costs and expenses
Cost of goods sold	649,539	521,171	1,540,368	1,169,999
Selling, general and administrative expenses	67,974	60,267	206,799	175,513
Other income	—	—	—	(2,532)
Restructuring and impairment costs	—	8,433	—	10,457
Operating income	77,526	62,773	128,678	103,191
Equity in pretax earnings (loss) of unconsolidated affiliates	345	2,084	208	5,056
Other non-operating income (expense)	(69)	56	(208)	158
Interest income	77	209	407	799
Interest expense	14,265	7,462	33,259	20,800
Income before income taxes and other items	63,614	57,660	95,826	88,404
Income taxes	12,253	13,505	22,258	18,582
Net income	51,361	44,155	73,568	69,822
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	(9,701)	(9,215)	(3,223)	(9,015)
Net income attributable to Universal Corporation	$41,660	$34,940	$70,345	$60,807

Earnings per share:
Basic	$1.68	$1.41	$2.84	$2.46
Diluted	$1.67	$1.40	$2.82	$2.44

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2022	2021	2022
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$71,283	$99,305	$81,648
Accounts receivable, net	536,650	400,132	385,437
Advances to suppliers, net	163,237	126,830	129,838
Accounts receivable—unconsolidated affiliates	5,920	1,909	4,540
Inventories—at lower of cost or net realizable value:
Tobacco	866,380	855,587	822,513
Other	211,561	161,704	194,161
Prepaid income taxes	17,363	23,590	13,095
Other current assets	79,495	76,255	116,779
Total current assets	1,951,889	1,745,312	1,748,011

Property, plant and equipment
Land	24,142	24,752	23,959
Buildings	305,215	296,642	293,935
Machinery and equipment	679,970	662,504	668,451
	1,009,327	983,898	986,345
Less accumulated depreciation	(663,333)	(636,042)	(641,227)
	345,994	347,856	345,118
Other assets
Operating lease right-of-use assets	42,337	34,139	40,243
Goodwill, net	213,881	214,023	213,998
Other intangibles, net	82,917	95,790	92,571
Investments in unconsolidated affiliates	72,565	81,040	81,006
Deferred income taxes	10,005	15,676	11,616
Pension asset	12,740	13,495	12,667
Other noncurrent assets	32,575	46,197	41,115
	467,020	500,360	493,216

Total assets	$2,764,903	$2,593,528	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2022	2021	2022
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$348,073	$252,609	$182,639
Accounts payable and accrued expenses	208,187	221,374	272,042
Accounts payable—unconsolidated affiliates	57	8,788	5,308
Customer advances and deposits	5,365	26,341	13,724
Accrued compensation	21,670	18,803	27,281
Income taxes payable	3,715	10,742	7,427
Current portion of operating lease liabilities	11,160	9,128	10,303
Current portion of long-term debt	—	—	—
Total current liabilities	598,227	547,785	518,724

Long-term debt	616,750	518,547	518,547
Pensions and other postretirement benefits	50,773	52,624	52,890
Long-term operating lease liabilities	27,030	22,612	29,617
Other long-term liabilities	22,797	49,235	34,464
Deferred income taxes	48,584	43,483	47,334
Total liabilities	1,364,161	1,234,286	1,201,576

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,555,361 shares issued and outstanding at December 31, 2022 (24,607,384 at December 31, 2021 and 24,550,019 at March 31, 2022)	335,160	330,306	330,662
Retained earnings	1,102,887	1,090,110	1,094,192
Accumulated other comprehensive loss	(77,255)	(104,412)	(84,311)
Total Universal Corporation shareholders' equity	1,360,792	1,316,004	1,340,543
Noncontrolling interests in subsidiaries	39,950	43,238	44,226
Total shareholders' equity	1,400,742	1,359,242	1,384,769

Total liabilities and shareholders' equity	$2,764,903	$2,593,528	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2022	2021
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$73,568	$69,822
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	42,844	39,110
Net provision for losses (recoveries) on advances to suppliers	6,127	2,864
Foreign currency remeasurement (gain) loss, net	(1,335)	6,829
Foreign currency exchange contracts	14,600	1,980
Restructuring and impairment costs	—	10,457
Restructuring payments	—	(3,787)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	—	(2,532)
Other, net	18,632	1,814
Changes in operating assets and liabilities, net	(338,286)	(178,133)
Net cash provided (used) by operating activities	(183,850)	(51,576)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(39,430)	(39,831)
Proceeds from sale of business, net of cash held by the business	3,245	—
Purchase of business, net of cash held by the business	—	(102,462)
Proceeds from sale of property, plant and equipment	1,634	12,609
Net cash used by investing activities	(34,551)	(129,684)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	166,109	151,413
Issuance of long-term debt	123,481	—
Repayment of long-term debt	(23,481)	—
Dividends paid to noncontrolling interests	(6,825)	(6,733)
Repurchase of common stock	(3,448)	—
Dividends paid on common stock	(57,993)	(57,241)
Proceeds from termination of interest rate swap agreements	11,786	—
Debt issuance and other	(6,337)	(3,264)
Net cash provided (used) by financing activities	203,292	84,175

Effect of exchange rate changes on cash, restricted cash and cash equivalents	(1,256)	(831)
Net decrease in cash, restricted cash and cash equivalents	(16,365)	(97,916)
Cash, restricted cash and cash equivalents at beginning of year	87,648	203,221

Cash, restricted cash and cash equivalents at end of period	$71,283	$105,305

Supplemental Information:
Cash and cash equivalents	$71,283	$99,305
Restricted cash (Other noncurrent assets)	—	6,000
Total cash, restricted cash and cash equivalents	$71,283	$105,305
See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (the “2022 Annual Report on Form 10-K”).

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2022	2021	2022	2021

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$41,660	$34,940	$70,345	$60,807

Denominator for basic earnings per share
Weighted average shares outstanding	24,770,294	24,792,108	24,772,827	24,761,290

Basic earnings per share	$1.68	$1.41	$2.84	$2.46

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$41,660	$34,940	$70,345	$60,807

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,770,294	24,792,108	24,772,827	24,761,290
Effect of dilutive securities
Employee and outside director share-based awards	158,132	156,983	161,620	151,354
Denominator for diluted earnings per share	24,928,426	24,949,091	24,934,447	24,912,644

Diluted earnings per share	$1.67	$1.40	$2.82	$2.44

-- M O R E --

Universal Corporation

NOTE 3. SEGMENT INFORMATION

The Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.

The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.

The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, flavors, and botanical extracts. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures flavors and botanical extracts and also offers bottling and custom packaging for customers.

The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2022	2021	2022	2021

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$724,589	$578,002	$1,642,682	$1,268,610
Ingredients Operations	70,450	74,642	233,163	188,018
Consolidated sales and other operating revenues	$795,039	$652,644	$1,875,845	$1,456,628

OPERATING INCOME
Tobacco Operations	$77,104	$69,796	$119,010	$105,599
Ingredients Operations	767	3,494	9,876	10,573
Segment operating income	77,871	73,290	128,886	116,172
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(345)	(2,084)	(208)	(5,056)
Restructuring and impairment costs (2)	—	(8,433)	—	(10,457)
Add: Other income (loss)(3)	—	—	—	2,532
Consolidated operating income	$77,526	$62,773	$128,678	$103,191

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.
(3)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart.

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